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                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION


     Solectron Corporation, a corporation organized and existing under the by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY
CERTIFY:

     FIRST: That at a meeting of the Board of Directors of Solectron Corporation, resolutions were duly adopted setting forth a proposed amendment to the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

     RESOLVED, That the Certificate of Incorporation of this corporation be amended by changing the Article Fourth thereof so that, as amended, said Article shall be and read as follows:

          "This corporation is authorized to issue two classes of shares: Common Stock and Preferred Stock. The total number of shares which this corporation is authorized to issue is eight hundred one million two hundred thousand (801,200,000) shares. The number of shares of Common Stock authorized is eight hundred million (800,000,000) shares, $.001 par value. The number of shares of Preferred Stock authorized is one million two hundred thousand (1,200,000) shares, $.001 par value.

          The shares of Preferred Stock authorized by this Certificate of Amendment of Certificate of Incorporation may be issued from time to time in one or more series. For any wholly unissued series of Preferred Stock, the Board of Directors is hereby authorized to fix and alter the dividend rights, dividend rates, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption prices, liquidation preferences, the number of shares constituting any such series and the designation thereof, or any of them.

          For any series of Preferred Stock having issued and outstanding shares, the Board of Directors is hereby authorized to increase or decrease the number of shares of such series when the number of shares of such series was originally fixed by the Board of Directors, but

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     such increase or decrease shall be subject to the limitations and restrictions stated in the resolution of the Board of Directors originally fixing the number of shares of such series.

          If the number of shares of any series is so decreased, then the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series."


     SECOND: That thereafter, pursuant to resolution of its Board of Directors, an annual meeting of the stockholders of said corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

     THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, said Solectron Corporation has caused this certificate to be signed by Susan Wang, its Senior Vice President, Chief Financial Officer and Secretary, this 13th day of January, 2000.


                                       By: /s/ Susan Wang
                                           ---------------------------
                                           Susan Wang
                                           Senior Vice President,
                                           Chief Financial Officer and Secretary




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